EXHIBIT 4.29

GUARANTY

from
CONNECTICUT WATER SERVICE, INC.
to
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
Dated as of October 1, 2005
Connecticut Development Authority
$5,000,000 Water Facilities Revenue Bonds
(The Crystal Water Company of Danielson Project — 2005A Series)

Exhibit 4.29
TABLE OF CONTENTS

Page
Preambles	1

ARTICLE I

REPRESENTATIONS AND WARRANTIES

Section 1.1. Guarantor Representations and Warranties	1

ARTICLE II

COVENANT AND AGREEMENTS

Section 2.1. The Guaranty	3
Section 2.2. Unconditional Nature of Guaranty	3
Section 2.3. Waiver of Notice; Payment of Costs	5
Section 2.4. The Guarantor to Maintain Corporate Existence	5
Section 2.5. Access to Books and Records	6
Section 2.6. Discharge of Obligations	6
Section 2.7. Further Assurances	6
Section 2.8. Maintenance of Books and Records	7
Section 2.9. Indemnification, Payment of Expenses, and Advances	7
Section 2.10. Restrictions on Amendments	8

ARTICLE III

DEFAULTS AND REMEDIES

Section 3.1. Events of Default	8
Section 3.2. Right of Trustee and Bondholders to Proceed Against Guarantor	9

ARTICLE IV

NOTICE AND SERVICE OF PROCESS, PLEADINGS AND OTHER PAPERS

Section 4.1. Designation of Agent for Service of Process	10
Section 4.2. Consent to Service of Process	10
Section 4.3. Notices	10

ARTICLE V

GENERAL

Section 5.1. Amendments, etc.	10
Section 5.2. No Remedy Exclusive; Effect of Waiver	10
Section 5.3. Continuing Guaranty	11
Section 5.4. Governing Law	11
Section 5.5. Counterparts	11
Section 5.6. Third Party Beneficiaries	11
Section 5.7. Consent of Bond Insurer	11

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Exhibit 4.29

Page
Section 5.8. Amendments to Guaranty	11
Section 5.9. Terms	11
Section 5.10. Severability	11

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Exhibit 4.29
GUARANTY
     This GUARANTY made and dated as of October 1, 2005 (the “Guaranty”), from CONNECTICUT WATER SERVICE, INC., a corporation duly organized and existing under the laws of the State of Connecticut (the “Guarantor”), to U.S. BANK NATIONAL ASSOCIATION, a national banking association organized, existing and authorized to accept trusts under and by virtue of the laws of the United States of America (the “Trustee”), as Trustee under an Indenture of Trust, of even date herewith, between the Connecticut Development Authority and the Trustee. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Indenture (as defined below).
WITNESSETH:
     WHEREAS, the Connecticut Development Authority (the “Authority”), a body corporate and politic constituting a public instrumentality and political subdivision of the State of Connecticut (the “State”) intends to issue its Water Facilities Revenue Bonds (The Crystal Water Company of Danielson Project — 2005A Series) in the aggregate principal amount of $5,000,000 (the “Bonds”); and
     WHEREAS, the Bonds are to be issued pursuant to the State Commerce Act, constituting Connecticut General Statutes, Sections 32-la through 32-23zz, as amended, a resolution of the Authority adopted August 17, 2005 and under and pursuant to an Indenture of Trust dated as of October 1, 2005, by and between the Authority and the Trustee (the “Indenture”); and
     WHEREAS, the proceeds derived from the issuance of the Bonds are to be applied to the financing of the Project as defined in the Loan Agreement (the “Agreement”) dated as of October 1, 2005 between the Authority and The Crystal Water Company of Danielson (the “Borrower”); and
     WHEREAS, the obligation of the Borrower to the Authority under the Agreement is evidenced by the promissory note of the Borrower dated as of November 30, 2005 (the “Note”); and
     WHEREAS, the Borrower is a wholly owned subsidiary of the Guarantor and the Guarantor will benefit from the loan of the proceeds of the Bonds from the Authority to the Borrower;
     NOW, THEREFORE, to induce the purchase of the Bonds by all who shall at any time be holders of the Bonds, the Guarantor does hereby, subject to the terms hereof, covenant and agree with the Trustee as follows:
ARTICLE I
REPRESENTATIONS AND WARRANTIES
     Section 1.1. Guarantor Representations and Warranties. The Guarantor hereby represents and warrants that:
     (1) The Guarantor has been duly incorporated and validly exists as a corporation under the laws of the State, and is not in violation of any provision of its certificate of incorporation or its by-laws, and has all requisite power and authority to own and operate its properties, to carry on business as now conducted and proposed to be conducted, to enter into the Guaranty and all other documents contemplated hereby to which the Guarantor is a party, and to carry out the terms hereof and thereof.
     (2) The Guarantor has delivered to the Trustee a true and complete copy of its certificate of incorporation and all amendments thereto, and its by-laws and all amendments thereto, as in effect on the date hereof (collectively, the “Corporate Documents”).

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     (3) The Guarantor is qualified or authorized to do business in the jurisdictions in which the character of the properties to be owned by it, or the nature of the activities conducted by it, makes such qualification or authorization necessary or in which the failure to qualify would have a material adverse effect on the properties or business of the Guarantor.
     (4) The Guarantor has taken or caused to be taken all necessary and proper corporate action to authorize or approve, as appropriate, the execution, issuance and delivery of, and the performance of its obligations under this Guaranty, and any and all instruments and documents required to be executed or delivered pursuant to or in connection therewith.
     (5) The execution and delivery of, and performance by the Guarantor of its obligations under this Guaranty and any and all instruments or documents required to be executed or delivered pursuant to or in connection herewith, were and are within the powers of the Guarantor and (i) will not violate any material provision of any applicable law, regulation, decree or governmental authorization the violation of which would have a material adverse affect upon its ability to perform its obligations under this Guaranty, and (ii) will not violate or cause a default under any material provision of any contract, agreement, mortgage, indenture or other undertaking to which the Guarantor is a party or which is binding upon the Guarantor or any of its property or assets, and (iii) will not result in the imposition or creation of any lien, charge, or encumbrance upon any of the properties or assets of the Guarantor pursuant to the provisions of any such contract, agreement, mortgage, indenture or other undertaking which would have a material adverse effect upon its ability to perform its obligations under this Guaranty or the Corporate Documents.
     (6) All material authorizations, licenses, permits, certificates, franchises, consents, approvals and undertakings which are required to be obtained by the Guarantor under any applicable law in connection with (i) the conduct of its activities, and (ii) the ownership, use, operation or maintenance of the properties of the Guarantor, the execution, delivery and performance by the Guarantor of its obligations to the Trustee under, or in connection with, this Guaranty have been obtained and are in full force and effect.
     (7) This Guaranty constitutes the valid and legally binding obligation of the Guarantor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and provided that the availability of equitable remedies is subject to the application of equitable principles.
     (8) There is no action, suit, investigation or proceeding pending, or to the knowledge of the Guarantor, threatened, against the Guarantor before any court, arbitrator or administrative or governmental body which might result in any material adverse change in the operations of the Guarantor or which might materially adversely affect the ability of the Guarantor to comply with its obligations hereunder or in connection with the transactions contemplated hereby.
     (9) No document, certificate or statement furnished to the Trustee by or on behalf of the Guarantor in connection with the transactions contemplated hereby contains any untrue statement of any material fact with respect to the Guarantor or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading with respect to the Guarantor.
     (10) The Guarantor has filed or caused to be filed all tax returns required by law to be filed and has paid or caused to be paid all taxes, assessments and other governmental charges levied upon or in respect of any of its properties, assets, or franchises, except to the extent such are being contested in good faith by appropriate proceedings, in which event such may remain unpaid during the period of such contest; provided, however, that such taxes, assessments and other

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governmental charges must be paid on or before the date on or after which failure to pay would result in the creation of liens upon or in respect of any such properties, assets or franchises. The charges, accruals and reserves on the books of the Guarantor in respect of taxes for all fiscal periods are adequate, and there is no unpaid assessment for additional taxes for any fiscal period or any basis therefor.
(11) On the date of issuance of the Bonds (as defined in the Indenture), after giving effect to all indebtedness (including this Guaranty) being incurred by the Guarantor in connection therewith, (i) the sum of the property, at a fair valuation, of the Guarantor will exceed the Guarantor’s debts; (ii) the present fair saleable value of the assets of the Guarantor will be greater than the amount that will be required to pay the Guarantor’s liability on debts as such debts become absolute and mature; and (iii) the Guarantor will have sufficient capital with which to conduct its business. For purposes of this clause (11), “debt” means any liability in a claim, and “claim” means any (A) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
(12) The assumption by the Guarantor of its obligations hereunder will result in a direct and material financial benefit to the Guarantor.
ARTICLE II
COVENANT AND AGREEMENTS
     Section 2.1. The Guaranty. The Guarantor hereby unconditionally guarantees to the Trustee for the benefit of the Trustee and the holders from time to time of the Bonds the full and prompt payment of (1) the principal or redemption price, if any, of any Bond when and as the same shall become due, whether at the stated maturity thereof, by acceleration, call for redemption or otherwise; (2) the interest on any Bond when and as the same shall become due and payable; and (3) all other amounts due under the Agreement and the Note. All payments by the Guarantor shall be paid in lawful money of the United States of America. Each and every payment obligation or liability guaranteed hereunder shall give rise to a separate cause of action, and separate suits may but need not be brought hereunder as each cause of action arises.
     Section 2.2. Unconditional Nature of Guaranty. (A) The obligations of the Guarantor under this Guaranty shall be absolute and unconditional and shall remain in full force and effect until every payment, obligation or liability guaranteed hereunder shall have been fully and finally paid and performed. The Guarantor further guarantees that all payments made by the Borrower with respect to any liabilities hereby guaranteed will, when made, be final and agrees that if any such payment is recovered from or repaid by the Authority, the Trustee or the holders of the Bonds in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against the Borrower, this Guaranty shall continue to be fully applicable to such liabilities to the same extent as though the payment so recovered or repaid had never been originally made on such liabilities. Such payment shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or consent of the Guarantor:
     (1) The compromise, settlement, release, change, modification whether material or otherwise or termination of any or all of the liabilities, obligations, covenants or agreements of the Borrower, or the release, substitution or exchange of collateral by the Trustee or the Authority, under the Financing Documents or the Indenture;

Exhibit 4.29
     (2) The failure to give notice to the Guarantor of the occurrence of an event of default under the terms and provisions of this Guaranty, the Financing Documents, the Bonds or the Indenture;
     (3) The assignment or mortgaging or the purported assignment or mortgaging of all or any part of the interest of the Authority, the Trustee or the Borrower in the Project or any failure of title with respect to any such interest in the Project;
     (4) The waiver of the payment, performance or observance by the Authority, the Trustee or the Guarantor of any of the obligations, conditions, covenants or agreements of any of them contained in the Financing Documents, the Bonds, the Indenture or this Guaranty;
     (5) The extension of the time for payment of the principal of, and premium, if any, or interest on any Bond owing or payable on such Bond, under the Agreement or under this Guaranty or of the time for performance of any other obligations, covenants or agreements under or arising out of the Financing Documents, the Bonds, the Indenture or this Guaranty or the extension or the renewal of either thereof;
     (6) The modification or amendment (whether material or otherwise) of any duty, obligation, covenant or agreement set forth in the Indenture or the Bonds;
     (7) The taking or the failure to take any of the actions referred to in the Financing Documents, the Indenture or this Guaranty;
     (8) Any failure, omission, delay or lack on the part of the Authority or the Trustee to enforce, assert or exercise any right, power or remedy conferred on the Authority or the Trustee in this Guaranty, the Financing Documents, the Bonds, or the Indenture, or any other act or acts on the part of the Authority, the Trustee or any of the holders from time to time of the Bonds;
     (9) The full or partial discharge of the Borrower in bankruptcy or similar proceedings or otherwise;
     (10) The release or discharge of any other guarantor of the payments, obligations and liabilities guaranteed hereby by operation of law or otherwise;
     (11) The default or failure of the Guarantor fully to perform any of its obligations set forth in this Guaranty;
     (12) The addition or release of any party primarily or secondarily liable with respect to the Bonds, whether or not notice thereof is given to the Guarantor;
     (13) Any lack of validity or enforceability of the Agreement, the Note, the Indenture or any other agreement or instrument relating thereto;
     (14) The amendment or supplement of the Agreement, the Note, or the Indenture as permitted therein; or
     (15) Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or the Guarantor.
     (B) No act of commission or omission of any kind or at any time upon the part of the Borrower, the Authority or the Trustee, or their successors and assigns, with respect to any matter whatsoever shall in any way impair the rights of the Authority or the Trustee to enforce any right, power or benefit under this Guaranty and no set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature which the Guarantor has or may have against the Borrower, the Authority or the

Exhibit 4.29
Trustee or any assignee or successor thereof shall be available hereunder to the Guarantor against the Trustee.
     (C) The Guarantor agrees that the Guarantor’s obligations under this Guaranty shall not be impaired, modified, changed, revised or limited, in any manner whatsoever by any modification, change, release or limitation of the liability of the Borrower, or its estate in bankruptcy, resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other similar state or federal statute or from the decision of any court. If any payment made by the Borrower to the Authority, the Trustee or the holders of the Bonds is recovered from the Authority, the Trustee or the holders of the Bonds in whole or in part, including after payment in full of all obligations owed to the Authority, the Trustee or the holders of the Bonds, in any bankruptcy, insolvency or similar proceeding instituted by or against the Borrower, then this Agreement shall continue to be fully applicable to the same extent as though the payment so recovered or repaid had never been originally made.
     Section 2.3. Waiver of Notice; Payment of Costs. (A) This Guaranty is a guaranty of payment and not of collectibility or performance and is in no way conditioned or contingent upon any attempt to collect from the Borrower or to realize upon any property subject to the lien of the Indenture or to realize upon any property pledged as security thereunder or hereunder. The Guarantor hereby expressly waives demand, presentment, protest, and notice of the acceptance of this Guaranty and of any loans made, extensions granted or other action taken in reliance hereon and all other demands and notices of any description in connection with this Guaranty, the liabilities hereunder or otherwise.
     (A) The Guarantor hereby agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, arising out of or with respect to the validity, enforcement or preservation of this Guaranty, the Financing Documents, the Indenture or the Bonds.
     (B) THE GUARANTOR ACKNOWLEDGES THAT THE TRANSACTION CONTEMPLATED HEREIN IS A COMMERCIAL TRANSACTION WITHIN THE MEANING OF SECTION 52-278a OF THE CONNECTICUT GENERAL STATUTES. THE TRUSTEE HEREBY STATES THAT IN THE EVENT OF GUARANTOR’S DEFAULT UNDER THE GUARANTY, THE TRUSTEE INTENDS TO PURSUE ITS RIGHTS TO OBTAIN A PREJUDGMENT REMEDY IN ACCORDANCE WITH SECTION 52-278f OF THE CONNECTICUT GENERAL STATUTES. GUARANTOR HAS BEEN ADVISED BY COUNSEL OF ITS RIGHTS WITH RESPECT TO PREJUDGMENT REMEDIES UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES; AS AMENDED, INCLUDING SECTIONS 52-278 a TO 52-278g, INCLUSIVE, THEREOF. GUARANTOR HEREBY KNOWINGLY AND WILLINGLY WAIVES ALL RIGHTS OF NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER IN CONNECTION WITH THE OBTAINING BY THE TRUSTEE OF ANY PREJUDGMENT REMEDY IN CONNECTION WITH THE TRANSACTION EVIDENCED HEREBY OR PURSUANT TO ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED BY THE GUARANTOR IN CONNECTION HEREWITH, INCLUDING ANY AMENDMENTS OR EXTENSIONS HEREOF OR THEREOF. FURTHER, THE GUARANTOR WAIVES ANY REQUIREMENT OF THE TRUSTEE TO POST A BOND OR ANY OTHER SECURITY, OR TO SHOW SOME EXIGENCY, IN CONNECTION WITH THE OBTAINING BY THE TRUSTEE OF SUCH PREJUDGMENT REMEDY. FURTHER, THE GUARANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL PRESENT AND FUTURE VALUATION, APPRAISEMENT, HOMESTEAD, EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS.
     Section 2.4. The Guarantor to Maintain Corporate Existence. (A) The Guarantor covenants and agrees that during the term of this Guaranty it will not merge, consolidate, restructure or reorganize with an entity or sell substantially all of its assets without the prior written consent of the Bond Insurer, provided, however, the Guarantor may merge, consolidate, restructure or reorganize with an entity or sell substantially all of its assets without the prior written consent of the Bond Insurer if (i) the obligor on the

Exhibit 4.29
Note remains an entity that is a public utility regulated by the appropriate regulatory body and (ii) the Guarantor, any successor entity or the transferee of substantially all of the Guarantor’s assets is obligated on the Insurance Agreement and this Guaranty. Notwithstanding the foregoing, if the Guarantor merges, consolidates, restructures or reorganizes with an entity or sells substantially all of its assets without the prior written consent of the Bond Insurer and the unenhanced rating on the Bonds is lower than investment grade by any Rating Agency then rating the Bonds or if any Rating Agency then rating the unenhanced Bonds ceases to rate the unenhanced Bonds, all obligations to the Bond Insurer with respect to, and all payments under the Note and Loan Agreement must be paid in full and the Bonds must be fully redeemed in accordance with the Indenture.
     (A) Upon the occurrence of an event specified in Section 2.4(A) the Guarantor shall deliver to the Bond Insurer and the Trustee a certificate of the president or any vice president and an opinion of counsel acceptable to the Bond Insurer and the Trustee, each stating that such occurrence complies with this Section 2.4.
     (B) Upon the occurrence of an event specified in Section 2.4(A), the successor entity shall succeed to, and be substituted for, and may exercise every right and power under this Guaranty with the same effect as if such successor had been named herein, and thereafter, the predecessor entity shall be relieved of all obligations and covenants hereunder.
     (C) Notwithstanding anything to the contrary contained herein or in the Indenture, none of the transactions described in this Section 2.4 shall require the consent of the Authority or the Trustee.
     Section 2.5. Access to Books and Records. Except to the extent prohibited by law, the Guarantor will permit any person reasonably designated by the Trustee or the Bond Insurer, at the expense of the Guarantor, to visit any of the offices of the Guarantor to examine the books and financial records, including minutes of meetings of the Board of Directors of the Guarantor, and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of the Guarantor with its principal officials, all at such reasonable times and as often as the Trustee or the Bond Insurer, as the case may be, may reasonably request.
     Section 2.6. Discharge of Obligations. The Guarantor will pay and discharge all of its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties, when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and then only to the extent that either (1) prior written notice thereof has been given to the Trustee and the Authority and reserves satisfactory to the Authority are maintained during the period of such contest and any appeal therefrom or (2) such contest is conducted in full compliance with Connecticut General Statutes Chapter 203 unless, in either case, nonpayment will result in the creation of a lien against any of its properties, in which event such obligations, liabilities, taxes, assessments and governmental charges shall be paid forthwith.
     Section 2.7. Further Assurances. From time to time hereafter, the Guarantor will execute and deliver such additional instruments, certificates or documents, and will take all such actions as the Trustee may reasonably request for the purposes of implementing or effectuating the provisions of this Guaranty or for the purpose of more fully perfecting or renewing the Trustee’s rights with respect to the rights, properties or assets subject to such document (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Guarantor which may be deemed to be a part thereof) pursuant hereto or thereto. Upon the exercise by the Trustee of any power, right, privilege or remedy of the Trustee pursuant to the Agreement, the Indenture, or the Guaranty which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, the Guarantor will execute and deliver all necessary applications,

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certifications, instruments and other documents and papers that the Trustee may be required to obtain for such governmental consent, approval, registration, qualification or authorization.
     Section 2.8. Maintenance of Books and Records. The Guarantor will keep proper books of record and account in which full, true and correct entries in accordance with generally accepted accounting principles will be made of all dealings or transactions in relation to its business and activities.
     Section 2.9. Indemnification, Payment of Expenses, and Advances. (A) The Guarantor agrees to protect, defend and hold harmless the Authority, the State, agencies of the State, members, servants, agents, directors, officers and employees, now or forever, of the Authority or the State (each an “Authority Indemnified Party”), the Trustee and the Paying Agent, agents, directors, officers and employees, now or forever, of the Trustee and the Paying Agent (each an “Indemnified Party”), from any claim, demand, suit, action or other proceeding and any liabilities, costs, and expenses whatsoever by any person or entity whatsoever, arising or purportedly arising from or in connection with this Guaranty or the transactions contemplated hereby or actions taken hereunder by any person (including without limitation the filing of any information, form or statement with the Internal Revenue Service, if applicable), except for any willful and material misrepresentation, willful misconduct or gross negligence on the part of the Indemnified Party or the Authority Indemnified Party or any bad faith on the part of any indemnitee other than an Authority Indemnified Party. The Guarantor agrees to indemnify and hold harmless any Indemnified Party against any and all claims, demands, suits, actions or other proceedings and all liabilities, costs and expenses whatsoever caused by any untrue statement or misleading statement or alleged untrue statement or alleged misleading statement of a material fact relating to or provided by the Guarantor contained in the Preliminary Official Statement or the final Official Statement, in connection with the issuance of the Bonds or caused by any omission or alleged omission from the Preliminary Official Statement or the final Official Statement of such information or any material fact relating to the Guarantor required to be stated therein or necessary in order to make the statements made therein in the light of the circumstances under which they were made, not misleading.
     (B) The Authority and the Trustee shall not be liable for any damage or injury to the persons or property of the Guarantor or its members, directors, officers, agents, servants or employees, or any other person who may be about the Project due to any act or omission of any person other than the Authority or the Trustee, respectively, or their respective members, directors, officers, agents, servants and employees.
     (C) The Guarantor releases each Indemnified Party from, agrees that no Indemnified Party shall be liable for, and agrees to hold each Indemnified Party harmless against any reasonable attorneys’ fees and expenses, expenses or damages incurred because of any investigation, review or lawsuit commenced by the Trustee or the Authority in good faith with respect to this Guaranty and the Authority or the Trustee shall promptly give written notice to the Guarantor with respect thereto.
     (D) All covenants, stipulations, promises, agreements and obligations of the Authority and the Trustee contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the Authority and the Trustee and not of any member, director, officer or employee of the Authority or the Trustee in its individual capacity, and no recourse shall be had for the payment of the Bonds or for any claim based thereon or hereunder against any member, director, officer or employee of the Authority or the Trustee or any natural person executing the Bonds.
     (E) In case any action shall be brought against one or more of the Indemnified Parties based upon any of the above and in respect of which indemnity may be sought against the Guarantor, such Indemnified Party shall promptly notify the Guarantor in writing, enclosing a copy of all papers served, but the omission so to notify the Guarantor of any such action shall not relieve it of any liability which it may have to any Indemnified Party otherwise than under this Section 2.10. In case any such action shall be brought against any Indemnified Party and it shall notify the Guarantor of the commencement thereof, the Guarantor shall be entitled to participate in and, to the extent that it shall wish, to assume the defense

Exhibit 4.29
thereof with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Guarantor to such Indemnified Party of the Guarantor’s election so to assume the defense thereof, the Guarantor shall not be liable to such Indemnified Party for any subsequent legal or other expenses attributable to such defense, except as provided below, other than reasonable costs of investigation subsequently incurred by such Indemnified Party in connection with the defense thereof. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of counsel by such Indemnified Party has been authorized by the Guarantor, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Guarantor and the Indemnified Party in the conduct of the defense of such action (in which case the Guarantor shall not have the right to direct the defense of such action on the behalf of the Indemnified Party) or (iii) the Guarantor shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action, in all of which cases the reasonable fees and expenses of such counsel shall be at the expense of the Guarantor.
     (F) To the extent not paid by the Borrower, the Guarantor also agrees to pay all reasonable or necessary out-of-pocket expenses of the Authority in connection with the issuance of the Bonds, the administration of this Guaranty and the enforcement of its rights thereunder, including particularly any fees, charges and expenses (including reasonable counsel fees) incurred by the Authority in connection with matters of title, collateral security and financing and continuation statements.
     (G) In the event the Guarantor fails to pay any amount or perform any act under this Guaranty, the Trustee or Authority may pay the amount or perform the act, in which event the costs, disbursements, expenses and reasonable counsel fees and expenses thereof, together with interest thereon form the date the expense is paid or incurred at the prime interest rate publicly announced from time to time by the Trustee as a commercial bank plus 1% shall be an additional obligation hereunder payable on demand to the Authority or the Trustee.
     (H) Any obligation of the Guarantor to the Authority under this Section shall be separate from and independent of the other obligations of the Guarantor hereunder, shall not be secured by the Financing Documents, and may be enforced directly by the Authority against the Guarantor irrespective of any action taken by or on behalf of the Bondholders.
     (I) The obligations of the Guarantor under this Section, notwithstanding any other provisions contained in the Financing Documents, shall survive the termination of this Guaranty and shall be recourse to the Guarantor, and for the enforcement thereof any Indemnified Party shall have recourse to the general credit of the Guarantor.
     Section 2.10. Restrictions on Amendments. The Guarantor will not cause, and will not permit, the Corporate Documents or any other documents in connection therewith to be amended, supplemented or otherwise modified so as to material adversely affect the ability of the Guarantor to perform its obligations hereunder.
ARTICLE III
DEFAULTS AND REMEDIES
     Section 3.1. Events of Default. As used herein, the term “Event of Default” shall mean any one or more of the following events:
     (a) if the Guarantor shall fail to pay, when due, any amounts required to be paid by the Guarantor pursuant to and in accordance with Section 2.1 hereof;

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     (b) if the Guarantor shall file a voluntary petition in bankruptcy or be adjudicated a bankrupt or insolvent or file any petition or other pleadings seeking any reorganization, composition, readjustment, liquidation or similar relief under any present or future federal state or local law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Guarantor’s or of all or any substantial part of the Guarantor’s assets, or shall make a general assignment for the benefit of creditors, or shall admit in writing the inability of the Guarantor to pay the debts of the Guarantor generally as such debts become due;
     (c) if a petition or other pleadings shall be filed against the Guarantor seeking an adjudication of bankruptcy, reorganization, composition, readjustment, liquidation or similar relief under any present or future federal, state or local law or regulation, and such petition or other pleading shall remain undismissed for an aggregate of ninety (90) days (whether or not consecutive);
     (d) if, by order or decree of any court of competent jurisdiction, there shall be appointed, without the consent or acquiescence of the Guarantor, a trustee in bankruptcy or reorganization or receiver or liquidator of the Guarantor or all or any substantial part of the property of the Guarantor and any such order or decree shall have continued unvacated or unstayed on appeal or otherwise and in effect for a period of ninety (90) days (whether or not consecutive);
     (e) if any material representation or warranty made herein by the Guarantor proves false in any material respect; or
     (f) default on the part of the Guarantor in the performance or observance of any of its covenants or agreements contained herein, other than the payment of amounts due hereunder, and continuation thereof for a period of thirty (30) days after notice thereof to the Guarantor by the Trustee, the Bond Insurer or Authority identifying such default and requesting that it be cured; or
     (g) if the Guarantor shall default in the payment of any indebtedness for borrowed money, whether such indebtedness now exists or shall hereafter be created, and any period of grace with respect thereto shall have expired, or an event of default as defined in any mortgage, indenture or instrument, under which there may be issued, or by which there may be secured or evidenced, any indebtedness, whether such indebtedness now exists or shall hereafter be created, shall occur, which default in payment or event of default shall be in respect of an indebtedness in an aggregate principal amount of at least $5,000,000 and such indebtedness shall be due in accordance with its terms or shall have been accelerated; provided, however that such default shall not constitute an Event of Default within the meaning of this Section 3.1 if within the time allowed for service of a responsive pleading in any proceeding to enforce payment of the indebtedness under the laws of the State or other laws governing such proceeding (i) the Guarantor in good faith commences proceedings to contest the existence or payment of such indebtedness, and (ii) sufficient moneys are escrowed with a bank or trust corporation for the payment of such indebtedness.
     Section 3.2. Right of Trustee and Bondholders to Proceed Against Guarantor. (A) Upon any failure in the payment or performance of any payment, obligation or liability guaranteed hereby, the liability of the Guarantor shall be effective immediately without notice and shall be payable on demand without any suit or action against the Borrower. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right.
     (B) The Trustee, in its sole discretion, shall have the right to proceed first and directly against the Guarantor under this Guaranty without proceeding against or exhausting any other remedies which it may have and without resorting to any other security held by the Authority or the Trustee. Before taking any action hereunder, the Trustee may require that a satisfactory indemnity bond be furnished for the reimbursement of all expenses and to protect against all liability, except liability which is adjudicated to have resulted from its gross negligence or wilful misconduct by reason of any action so taken.

q

Exhibit 4.29
     (C) This Guaranty is entered into by the Guarantor for the benefit of the Trustee and the holders from time to time of the Bonds and any successor trustee or trustees under the Indenture, all of whom shall be entitled to enforce performance and observance of this Guaranty.
ARTICLE IV
NOTICE AND SERVICE OF PROCESS,
PLEADINGS AND OTHER PAPERS
     Section 4.1. Designation of Agent for Service of Process. The Guarantor represents, warrants and covenants that it is subject to service of process in the State of Connecticut, and that it will remain so subject so long as any of the Bonds are outstanding. If for any reason the Guarantor should not be so subject, it hereby designates and appoints, without power of revocation, the Secretary of the State of the State of Connecticut, as its agent upon whom may be served all process, pleadings, notices or other papers which may be served upon it as a result of any of its obligations under this Guaranty.
     Section 4.2. Consent to Service of Process. The Guarantor irrevocably (a) agrees that any suit, action or other legal proceeding arising out of this Guaranty may be brought in the courts of record of the State of Connecticut or the courts of the United States located in the State of Connecticut; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any objection which the Guarantor may have to the laying of venue of any such suit, action or proceeding in any of such courts. For such time as any of the Bonds shall be unpaid in whole, or in part, the Guarantor or the Guarantor’s agent if designated in Section 4.1 hereof shall accept and acknowledge on the Guarantor’s behalf service of any and all process in any such suit, action or proceeding brought in any such court. The Guarantor agrees and consents that any such service of process upon such agent and written notice of such service to the Guarantor by registered mail shall be taken and held to be valid personal service upon the Guarantor and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in the State of Connecticut, and waives all claim of error by reason of any such service.
     Section 4.3. Notices. Any communication given hereunder shall be deemed given when delivered to or when mailed by registered or certified mail, postage prepaid, addressed to: Connecticut Water Service, Inc. at 93 West Main Street, Clinton, Connecticut 06413 Attention: Vice President-Finance; and to the Trustee at 225 Asylum Street, Hartford, Connecticut 06103, Attention: Corporate Trust Department. Each party may, by notice given hereunder, designate any additional or different addresses for receipt of notice.
ARTICLE V
GENERAL
     Section 5.1. Amendments, etc. No amendment, change, modification, alteration or termination of the Indenture, the Bonds or the Financing Documents shall be made which would in any way increase the obligations of the Guarantor under this Guaranty without obtaining the prior written consent of the Guarantor. The acts or omissions set forth in Section 2.2 hereof do not constitute any such amendment, change, modification, alteration or termination within the meaning of this Section.
     Section 5.2. No Remedy Exclusive; Effect of Waiver. No remedy herein conferred upon or reserved to Trustee or the holders of the Bonds is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and

Exhibit 4.29
power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Trustee or the holders of the Bonds to exercise any remedy reserved to it in this Guaranty, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Guaranty. A waiver on one occasion shall not be a bar to or waiver of any right on any other occasion.
     Section 5.3. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full of the obligations and all other amounts payable under this Guaranty, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Trustee and its successors, transferees and assigns.
     Section 5.4. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Connecticut.
     Section 5.5. Counterparts. This Guaranty supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     Section 5.6. Third Party Beneficiaries. The Guarantor and the Trustee agree that the Authority and the Bond Insurer shall be third party beneficiaries of this Guaranty to the extent that any of the provisions hereof relate to or provide rights to the Authority or the Bond Insurer.
     Section 5.7. Consent of Bond Insurer. No amendment, change, modification, alteration or termination of this Guaranty shall be made without obtaining the prior written consent of the Bond Insurer; provided, however, that no such consent of the Bond Insurer shall be required if the Bond Insurer is in default under the Bond Insurance Policy.
     Section 5.8. Amendments to Guaranty. This Guaranty may be amended only with the concurring written consent of the Trustee and, if required by the Indenture, of the owners of the Bonds given in accordance with the provisions of the Indenture.
     Section 5.9. Terms. All terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.
     Section 5.10. Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or Sections contained in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty, or any part thereof.

Exhibit 4.29
     IN WITNESS WHEREOF, the Guarantor has caused this agreement to be executed in its name and behalf by its duly authorized officer on the date first above written.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit
Name: David C. Benoit
Title: Vice President — Finance and Chief Financial Officer
Accepted this 30th day of November, 2005
By: U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Cauna M. Silva Name: Cauna M. Silva
Title: Vice President